Filed pursuant to Rule 424(B)(3)

SEC File No. 333-114861

PROSPECTUS

$21,600,000

SAND HILL IT SECURITY ACQUISITION CORP.

3,600,000 UNITS

Sand Hill IT Security Acquisition Corp. is a newly organized blank check company. We were organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in a specified industry. As a “Targeted Acquisition Corporation” or “TAC,” our objective is to acquire an operating business in the information technology, or IT, security industry.

This is an initial public offering of our securities. Each unit consists of:

•	one share of our Common Stock; and

•	two warrants.

Each warrant entitles the holder to purchase one share of our common stock at a price of $5.00. Each warrant will become exercisable on the later of our completion of a business combination or July 25, 2005, and will expire on July 25, 2009, or earlier upon redemption.

We have granted the underwriters a 45-day option to purchase up to 540,000 additional units solely to cover over-allotments, if any. The over-allotment will be used only to cover the net syndicate short position resulting from the initial distribution.

There is presently no public market for our units, common stock or warrants. We anticipate that the units will be quoted on the OTC Bulletin Board under the symbol SHQCU on or promptly after the date of this prospectus. Each of the common stock and warrants may trade separately on the 90th day after the date of this prospectus unless the representatives of the underwriters determine that an earlier date is acceptable. Once the securities comprising the units begin separate trading, the common stock and warrants will be traded on the OTC Bulletin Board under the symbols SHQC and SHQCW, respectively.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “ RISK FACTORS” BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $6.00 A UNIT

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Sand Hill IT Security Acquisition Corp.
Per unit	$6.00	$0.57	$5.43
Total	$21,600,000	$2,052,000	$19,548,000

(1)	Includes a non-accountable expense allowance in the amount of 3% of the gross proceeds, or $0.18 per unit ($648,000 in total) payable to the Representatives.

Of the net proceeds we receive from this offering, $18,360,000 ($5.10 per unit) will be deposited into trust with American Stock Transfer & Trust Company acting as trustee.

We are offering the units for sale on a firm-commitment basis. I-Bankers Securities and Newbridge Securities, acting as representatives of the underwriters, expect to deliver our securities to investors in the offering on or about July 30, 2004.

I-Bankers Securities Incorporated	Newbridge Securities Corporation

July 27, 2004

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

“TARGETED ACQUISITION CORPORATION™” AND “TAC™” ARE SERVICE MARKS OF I-BANKERS SECURITIES.

Prospectus Summary

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. Unless otherwise stated in this prospectus, references to “we,” “us” or “our company” refer to Sand Hill IT Security Acquisition Corp. Unless we specify otherwise, the information in this prospectus assumes that the underwriters will not exercise their over-allotment option.

We are a newly organized blank check company. We were organized under the laws of the State of Delaware on April 15, 2004. We were formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in a specified industry. As a “Targeted Acquisition Corporation” or “TAC” our objective is to acquire an operating business in the IT security industry. To date, our efforts have been limited to organizational activities.

Opportunities for market expansion have emerged for businesses in the IT security industry. We believe that IT security is a favorable industry in which to seek acquisitions and an attractive operating environment for a target business for several reasons, including:

(i) International Data Corporation, a recognized expert in research data in the IT security industry, or IDC, predicts that the IT security industry will continue to grow at an annual compound growth rate of 20% with security spending reaching $17.4 billion in 2006;

(ii) IT security violations and incidents have increased from 3,000 in 1998 to more than 80,000 in 2002 according to the CERT Coordination Center, a center of Internet security expertise, or CERT; and

(iii) The following macro forces create a strong demand for IT security companies to provide solutions:

(a) Risk - fear of terrorism, vandalism and crime and the wide recognition of the dependence of business and governmental organizations on the viability of their networks;

(b) Regulation - federal regulation of financial and health care sectors and state regulation to protect private data; and

(c) Liability - legal exposure from negligent disclosure and accounting and other compliance violations.

IT security is a broad industry because it touches all aspects of networks and computers. The industry is not a single market but encompasses many sub-sectors at different stages of maturity. Within the IT security market, industry analyst Trusted Strategies, an independent market research firm specializing in the IT security industry, has identified 600 companies and 46 defined market segments. In addition, new technologies requiring innovative security solutions (such as instant messenger, VOIP and Wi-Fi) continue to emerge and attract investment capital and market entrants. The resulting industry landscape is highly fragmented and in a constant state of flux. Furthermore, a limited IPO market and access to capital for technology companies in general and for IT security companies in particular, combined with an abundance of vendors has created significant opportunities for consolidation and merger and acquisition opportunities in the sector. Our company’s management team has significant expertise and experience in the IT security industry, as well as in acquisitions, operations and corporate governance, which we believe gives us the ability to successfully acquire an operating business in this industry.

While we may seek to effect business combinations with more than one target business, our initial business combination must be with a target business whose fair market value is at least equal to 80% of our net assets at the time of such acquisition. Consequently, it is likely that we will have the ability to effect only a single business combination.

Our offices are located at 3000 Sand Hill Road, Building 1, Suite 240, Menlo Park, California 94025 and our telephone number is (650) 234-7222.

The Offering

Securities offered:	3,600,000 units, at $6.00 per unit (plus an additional 540,000 units if the representatives of the underwriters exercise the over-allotment option), each unit consisting of:

•	one share of common stock; and

•	two warrants

The units will begin trading on or promptly after the date of this prospectus. Each of the common stock and warrants may trade separately on the 90th day after the date of this prospectus unless the representatives of the underwriters determine that an earlier date is acceptable. In no event will the representatives of the underwriters allow separate trading of the common stock and warrants until we file an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K, including an audited balance sheet, upon the consummation of this offering, which is anticipated to take place three business days from the date of this prospectus. The audited balance sheet will reflect proceeds we receive from the exercise of the over-allotment option if the over-allotment option is exercised prior to the filing of the Form 8-K.

Common Stock:

Number outstanding before this offering	1,000,000 shares

Number to be outstanding after this offering	4,600,000 shares (without giving effect to exercise of warrants)

Warrants:

Number outstanding before this offering	0

Number to be outstanding after this offering	7,200,000

Securities issuable on exercise	Each warrant is exercisable for one share of common stock.

Exercise price	$5.00

Exercise period	The warrants will become exercisable on the later of:

•	the completion of a business combination with a target business, or

•	July 25, 2005

The warrants will expire at 5:00 p.m., New York City time, on July 25, 2009 or earlier upon redemption.

Redemption	We may redeem the outstanding warrants with I-Bankers Securities’ and Newbridge Securities’ prior consent:

•	in whole and not in part,

•	at a price of $.01 per warrant at any time after the warrants become exercisable,

•	upon a minimum of 30 days’ prior written notice of redemption, and

•	if, and only if, the last sales price of our common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

Proposed OTC Bulletin Board symbols for our:

Units	SHQCU

Common stock	SHQC

Warrants	SHQCW

Offering proceeds to be held in trust:

$18,360,000 ($21,114,000 if the underwriters’ over-allotment option is exercised) of the proceeds of this offering ($5.10 per unit) will be placed in a trust fund maintained by American Stock Transfer & Trust Company, pursuant to an agreement to be signed on the date of this prospectus (and in the event the Units are registered in Colorado, pursuant to 11-51-302(6) Colorado Revised Statutes). These proceeds will not be released until the earlier of the completion of a business combination or our liquidation. Therefore, unless and until a business combination is consummated, the proceeds held in the trust fund will not be available for our use for any expenses related to this offering or expenses which we may incur related to the investigation and selection of a target business and the negotiation of an agreement to acquire a target business. These business combination related expenses may be paid prior to a business combination only from the net proceeds of this offering not held in the trust fund (initially, approximately $825,200, or $1,100,600 if the underwriters’ over-allotment option is exercised).

None of the warrants may be exercised until after the consummation of a business combination and, thus, after the proceeds of the trust fund have been disbursed. The warrant exercise price will be paid directly to us.

Stockholders must approve business combination:

We will seek stockholder approval before we effect any business combination, even if the nature of the acquisition would not ordinarily require stockholder approval under applicable state law. In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote the shares of common stock owned by them immediately before this offering in accordance with the vote of the public stockholders owning a majority of the shares sold in this offering. We will proceed with a business combination only if the public stockholders who own at least a majority of the shares of common stock sold in this offering vote in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights described below.

Conversion rights for stockholders voting to reject a business combination

Public stockholders voting against a business combination will be entitled to convert their stock into a pro rata share of the trust fund, including any interest earned on their portion of the trust fund, if the business combination is approved and completed.

Liquidation if no business combination:

We will dissolve and promptly distribute only to our public stockholders the amount in our trust fund plus any remaining net assets if we do not effect a business combination within 18 months after consummation of this offering (or within 24 months from the consummation of this offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after consummation of this offering and the business combination has not yet been consummated within such 18 month period).

Escrow of management shares:

On the date of this prospectus, all of our existing stockholders, including all of our officers and directors, will place the shares they owned before this offering into an escrow account maintained by American Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, these shares will not be transferable during the escrow period and will not be released from escrow until July 25, 2007.

Risks

In making your decision on whether to invest in our securities, you should take into account not only the risks of the industry we propose to do business in and the backgrounds of our management team, but also the special risks we face as a blank check company, as well as the fact that this offering is not being conducted in compliance with Rule 419 promulgated under the Securities Act of 1933, as amended, and, therefore, you will not be entitled to protections normally afforded to investors in Rule 419 blank check offerings. You should carefully consider all of the risks set forth in the section entitled “Risk Factors” beginning on page 6 of this prospectus.

Summary Financial Data

The following table summarizes the relevant financial data for our business and should be read with our financial statements, which are included in this prospectus. We have not had any significant operations to date, so only balance sheet data is presented.

	April 20, 2004
	Actual	As Adjusted
Balance Sheet Data:
Working capital	$11,047	$19,196,247
Total assets	34,203	19,196,247
Total liabilities	13,953	—
Value of common stock which may be converted to cash ($5.10 per share)	—	3,670,164
Stockholders’ equity	20,250	15,526,083

The “as adjusted” information gives effect to the sale of the units we are offering and the application of the estimated net proceeds from their sale.

The working capital and total assets amounts include the $18,360,000 to be held in the trust fund, which will be available to us only upon the consummation of a business combination within the time period described in this prospectus. If a business combination is not so consummated, we will be dissolved and the proceeds held in the trust fund will be distributed solely to our public stockholders.

We will not proceed with a business combination if public stockholders owning 20% or more of the shares sold in this offering vote against the business combination and exercise their conversion rights. Accordingly, we may effect a business combination if public stockholders owning up to approximately 19.99% of the shares sold in this offering exercise their conversion rights. If this occurred, we would be required to convert to cash up to approximately 19.99% of the 3,600,000 shares sold in this offering, or 719,640 shares of common stock, at an initial per-share conversion price of $5.10 without taking into account interest earned on the trust fund. The actual per-share conversion price will be equal to:

•	the amount in the trust fund as of the record date for the determination of stockholders entitled to vote on the business combination plus any interest accrued through the record date,

•	divided by the number of shares of common stock sold in the offering.

Risk Factors

An investment in our securities involves a high degree of risk. You should consider carefully the risks described below, together with the other information contained in this prospectus before making a decision to invest in our units.

Risks Associated with our business.

We are a development stage company with no operating history and very limited resources and our financial statements contain a statement indicating that our ability to begin operations depends on the success of this offering.

We are a recently incorporated development stage company with no operating results to date. Therefore, our ability to begin operations is dependent upon obtaining financing through the public offering of our securities. Since we do not have an operating history, you will have no basis upon which to evaluate our ability to achieve our business objective, which is to acquire an operating business in the IT security industry. We have not conducted any discussions and we have no plans, arrangements or understandings with any prospective acquisition candidates. We will not generate any revenues (other than interest income on the proceeds of this offering) until, at the earliest, after the consummation of a business combination.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the offering.

Although substantially all of the net proceeds of this offering are intended to be generally applied toward consummating a merger with or acquisition of an operating business whose primary business is in the IT security industry, management has virtually unrestricted flexibility in identifying and selecting a prospective target business. Investors must therefore rely on management’s due diligence review and evaluation of potential acquisition candidates.

If we are forced to liquidate before a business combination, our public stockholders will receive less than $6.00 per share upon distribution of the Trust Fund and our warrants will expire worthless.

If we are unable to complete a business combination and are forced to liquidate our assets, the per-share liquidation distribution will be less than $6.00 because of the expenses of this offering, our general and administrative expenses and the anticipated costs of seeking a business combination. Furthermore, there will be no distribution with respect to our outstanding warrants and, accordingly, the warrants will expire worthless if we liquidate before the completion of a business combination. For a more complete discussion of the effects on our stockholders if we are unable to complete a business combination, see the section below entitled “Effecting a business combination - Liquidation if no business combination.”

You will not be entitled to protections normally afforded to investors of blank check companies.

Since the net proceeds of this offering are intended to be used to complete a business combination with a target business that has not been identified, we may be deemed to be a “blank check” company under the United States securities laws. However, since we will have net tangible assets in excess of $5,000,000 upon the successful consummation of this offering and our units are being offered at an initial price of $6.00 per unit, we are exempt from rules promulgated by the SEC to protect investors of blank check companies such as Rule 419. Accordingly, investors will not be afforded the benefits or protections of those rules. Because we are not subject to Rule 419, our units will be immediately tradable and we have a longer period of time to complete a business combination in certain circumstances. For a more detailed comparison of our offering to offerings under Rule 419, see the section entitled “Comparison to offerings of blank check companies” below.

If third parties bring claims against us, the proceeds held in trust could be reduced and the per share liquidation price received by stockholders will be less than $5.10 per share.

Our placing of funds in trust may not protect those funds from third party claims against us. The proceeds held in trust could be subject to claims which could take priority over the claims of our public stockholders. We cannot assure you that the per-share liquidation price will not be less than $5.10, plus interest, due to claims of creditors. If we liquidate before the completion of a business combination, Humphrey P. Polanen, our chairman of the board and chief executive officer, will be personally liable under certain circumstances to ensure that the proceeds in the trust fund are not reduced by the claims of various vendors or other entities that are owed money by us for services rendered or products sold to us. However, we cannot assure you that Mr. Polanen will be able to satisfy those obligations.

Since we have not yet selected any target business with which to complete a business combination, we are unable to currently ascertain the merits or risks of the business which we may ultimately operate.

Subject to the limitations that a target business be an operating business in the IT security industry and have a fair market value of at least 80% of our net assets at the time of the acquisition, we will have flexibility in identifying and selecting a prospective acquisition candidate. To the extent we complete a business combination with a financially unstable company or an entity in its development stage, we may be affected by numerous risks inherent in the business operations of those entities. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors. We also cannot assure you that an investment in our units will not ultimately prove to be less favorable to investors in this offering than a direct investment, if an opportunity were available, in a target business. For a more complete discussion of our selection of a target business, see the section below entitled “Effecting a business combination—We have not identified a target business.”

Resources could be wasted in researching acquisitions that are not consummated.

It is anticipated that the investigation of each specific business acquisition or merger and the negotiation, drafting, and execution of relevant agreements, disclosure documents, and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys, and others. If a decision is made not to complete a specific business acquisition or merger, the costs incurred up to that point for the proposed transaction would not be recoverable. Furthermore, even if an agreement is reached for the acquisition of or merger with a specific business, the failure to consummate that transaction (which failure could occur as a result of any number of reasons, including issues beyond our control) will result in a loss to us of the related costs incurred. Such a loss could materially adversely affect subsequent attempts to locate and acquire or merge with another business. See the section below entitled “Effecting a business combination—We have not identified a target business.”

We may issue shares of our capital stock or debt securities to complete a business combination, which would reduce the equity interest of our stockholders and likely cause a change of control of our ownership.

Our certificate of incorporation authorizes the issuance of up to 50,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. Immediately after this offering (assuming no exercise of the underwriters’ over-allotment option), there will be 37,390,000 authorized but unissued shares of our common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants and the purchase option granted to I-Bankers Securities and Newbridge Securities, the representatives of the underwriters. or the “Representatives”) and all of the 5,000,000 shares of preferred stock available for issuance. Although we have no commitments as of the date of this offering to issue our securities, we will, in all likelihood, issue a substantial number of additional shares of our common stock or preferred stock, or a combination of common and preferred stock, to complete a business combination. The issuance of additional shares of our common stock or any number of shares of our preferred stock.

•	may significantly reduce the equity interest of investors in this offering;

•	will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely also result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, if we issued debt securities, it could result in:

•	default and foreclosure on our assets if our operating cash flow after a business combination were insufficient to pay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contained covenants that required the maintenance of certain financial ratios or reserves and any such covenant were breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security was payable on demand;

•	covenants that limit our ability to acquire capital assets or make additional acquisitions; and

•	our inability to obtain additional financing, if necessary, if the debt security contained covenants restricting our ability to obtain additional financing while such security was outstanding.

For a more complete discussion of the possible structure of a business combination, see the section below entitled “Effecting a business combination - Selection of a target business and structuring of a business combination.”

Our current officers and directors may resign upon consummation of a business combination. We may have limited ability to evaluate the management of the target business.

Our ability to successfully effect a business combination will be totally dependent upon the efforts of our key personnel. The future role of our key personnel in the target business, however, cannot presently be ascertained. Although it is possible that some of our key personnel will remain associated in various capacities with the target business following a business combination, it is also possible that the management of the target business at the time of the business combination will remain in place. Although we intend to closely scrutinize the management of a prospective target business in connection with evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of management will prove to be correct.

Our officers and directors may allocate their time to other businesses, which could cause a conflict of interest as to which business they present a viable acquisition opportunity to.

Our officers and directors are not required to commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and other businesses. Some of these persons may in the future become affiliated with entities, including other “blank check” companies, engaged in business activities similar to those intended to be conducted by us. Our officers and directors may become aware of business opportunities that may be appropriate for presentation to us as well as the other entities with which they may be affiliated. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. We cannot assure you that these conflicts will be resolved in our favor. See the section entitled “Management—Directors and Executive Officers” and “—Conflicts of Interest.”

All of our officers and directors own stock in our company, but have waived their right to receive distributions upon liquidation. Additionally, Humphrey P. Polanen has agreed with the Representatives that he and certain of his affiliates or designees will purchase warrants in the open market following this offering. The shares and warrants owned by our directors and officers will be worthless if we do not consummate a business combination. The personal and financial interests of our directors and officers may influence their motivation in identifying and selecting a target business and completing a business combination within the time allotted. Consequently, our directors and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders’ best interest. See “Effecting a business combination—Liquidation if no business combination.”

If our common stock becomes subject to the SEC’s Penny Stock rules, Broker Dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

If at any time we have net tangible assets of $5,000,000 or less and our common stock has a market price per share of less than $5.00, transactions in our common stock may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•	provide the purchaser with risk disclosure documents that identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If our common stock becomes subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

It is probable that we will only be able to complete one business combination, which will cause us to be solely dependent on a single business and a limited number of products or services.

The net proceeds from this offering will provide us with only approximately $19,185,200 which we may use to complete a business combination. Our initial business combination must be with a business with a fair market value of at least 80% of our net assets at the time of such acquisition. Consequently, it is probable that we will have the ability to complete only a single business combination. Accordingly, the prospects for our success may be:

•	solely dependent upon the performance of a single business, or

•	dependent upon the development or market acceptance of a single or limited number of products, processes or services.

In this case, we will not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities that may have the resources to complete several business combinations. See “Effecting a business combination—Probable lack of business diversification.”

Because of our limited resources and the significant competition for business combination opportunities, we may not be able to consummate a business combination.

We expect to encounter intense competition from other entities having a business objective similar to ours, including venture capital funds, leveraged buyout funds and operating businesses competing for acquisitions in the IT security industry. Many of these entities are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe that there are numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Further, the obligation we have to seek stockholder approval of a business combination may delay the consummation of a transaction, and our obligation to convert into cash the shares of common stock held by public stockholders in certain instances may reduce the resources available for a business combination. Additionally, our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Any of these obligations combined with the time limitation within which we must complete a business combination may place us at a competitive disadvantage in successfully negotiating a business combination. See, generally, “Effecting a business combination” and “Use of Proceeds.”

We may be unable to obtain additional financing, if required, to complete a business combination or to fund the operations and growth of the target business, which could compel us to restructure the transaction or abandon a particular business combination.

Although we believe that the net proceeds of this offering will be sufficient to allow us to consummate a business combination, in as much as we have not yet identified any prospective target business, we cannot ascertain the capital requirements for any particular transaction. If the net proceeds of this offering prove to be insufficient, either because of the size of the business combination or the depletion of the available net proceeds in search of a target business, or because we become obligated to convert into cash a significant number of shares from dissenting stockholders, we will be required to seek additional financing. We cannot assure you that such financing would be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular business combination, we would be compelled to restructure the transaction or abandon that particular business combination and seek an alternative target business candidate. In addition, if we consummate a business combination, we may require additional financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after a business combination.

Our existing stockholders, including our officers and directors, control a substantial interest in us and thus may influence certain actions requiring stockholder vote.

Upon consummation of our offering, our existing stockholders (including all of our officers and directors) will collectively own 20.0% of our issued and outstanding shares of common stock (assuming they do not purchase units in this offering). Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. It is unlikely that there will be an annual meeting of stockholders to elect new directors prior to the consummation of a business combination, in which case all of the current directors will continue in office at least until the consummation of a business combination or our liquidation. If there is an annual meeting, as a consequence of our “staggered” board of directors, only a minority of the board of directors will be considered for election and our existing stockholders, because of their ownership position, will have considerable influence regarding the outcome. Accordingly, our existing stockholders will continue to exert control at least until the consummation of a business combination. In addition, our existing stockholders and their affiliates and relatives are not prohibited from purchasing units in this offering or shares in the aftermarket. If they do, we cannot assure you that our existing stockholders will not have considerable influence upon the vote in connection with a business combination. See “Principal Stockholders.”

Our existing stockholders paid an aggregate of $25,000.00, or an average of $0.025 per share, for their shares and, accordingly, you will experience immediate and substantial dilution from the purchase of our common stock.

The difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to you and the other investors in this offering. The fact that our existing stockholders acquired their shares of common stock at a nominal price has significantly contributed to this dilution. Assuming the offering is completed, you and the other new investors will incur an immediate and substantial dilution of approximately 33.3% or $2.00 per share (the difference between the pro forma net tangible book value per share of $4.00, and the initial offering price of $6.00 per unit). See “Dilution.”

Our outstanding warrants may have an adverse effect on the market price of our common stock and make it more difficult to effect a business combination.

In connection with this offering, as part of the units, we will be issuing warrants to purchase 7,200,000 shares of common stock. We will also issue an option to purchase 270,000 units to the Representatives which, if exercised, will result in the issuance of an additional 540,000 warrants. To the extent we issue shares of common stock to effect a business combination, the potential for the issuance of substantial numbers of additional shares upon exercise of these warrants and options could make us a less attractive acquisition vehicle in the eyes of a target business as such securities, when exercised, will increase the number of issued and outstanding shares of our common stock, reduce the ownership the shareholders would have had excluding the shares issued from the exercise of warrants, and may reduce the value of the shares issued to complete the business combination. Accordingly, our warrants and options may make it more difficult to effectuate a business combination or increase the cost of the target business. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants and options could have an adverse effect on the market price for our securities or on our ability to obtain future public financing. If and to the extent these warrants and options are exercised, you may experience dilution to your holdings.

If our existing stockholders exercise their registration rights, it may have an adverse effect on the market price of our common stock and the existence of theses rights may make it more difficult to effect a business combination.

Our existing stockholders are entitled to demand that we register the resale of their shares of common stock at any time after the date on which their shares are released from escrow. If our existing stockholders exercise their registration rights with respect to all of their shares of common stock, then there will be an additional 1,000,000 shares of common stock eligible for trading in the public market. The presence of this additional number of shares of common stock eligible for trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of these rights may make it more difficult to effectuate a business combination, or may increase the cost of the target business, as the stockholders of the target business may be discouraged from entering into a business combination with us or will request a higher price for their securities as a result of these registration rights and the potential future effect their exercise may have on the trading market for our common stock. See “Certain Transactions.”

If you are not an institutional investor, you may purchase our securities in this offering only if you reside within certain states and may engage in resale transaction only in those states and other jurisdictions.

We have applied to register our securities, or have obtained or will seek to obtain an exemption from registration, in Colorado, Delaware, Florida, Hawaii, Illinois, Indiana, Maryland, New York, and Rhode Island. If you are not an “institutional investor,” you must be a resident of these jurisdictions to purchase our securities in the offering. The definition of an “institutional investor” varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. In order to prevent resale transactions in violation of states’ securities laws, you may engage in resale transactions only in these states and in other jurisdictions in which an applicable exemption is available or a Blue Sky application has been filed and accepted. This restriction on resale may limit your ability to resell the securities purchased in this offering and may impact the price of our securities. For a more complete discussion of the Blue Sky state securities laws and registrations affecting this offering, please see the section entitled “State Blue Sky Information” below.

We intend to have our securities quoted on the OTC Bulletin Board, which will limit the liquidity and price of our securities more than if our Securities were quoted or listed on the NASDAQ Stock Market or a national exchange.

Our securities will be traded in the over-the-counter market. It is anticipated that they will be quoted on the OTC Bulletin Board, an NASD-sponsored and operated inter-dealer automated quotation system for equity securities not included in the Nasdaq Stock Market. Quotation of our securities on the OTC Bulletin Board will limit the liquidity and price of our securities more than if our securities were quoted or listed on The Nasdaq Stock Market or a national exchange.

There is currently no market for our securities and a market for our securities may not develop, which could adversely affect the liquidity and price of our securities.

There is no market for our securities. Therefore, stockholders should be aware that they cannot benefit from information about prior market history as to their decisions to invest which means they are at further risk if they invest. In addition, the price of the securities, after the Offering, can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports.

Furthermore, the Representatives in this offering are not required to make a market in our securities. An active trading market for our securities may never develop or, if developed, it may not be maintained. Investors may be unable to sell their securities unless a market can be established or maintained.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete a business combination.

If we are deemed to be an investment company under the Investment Company Act of 1940, our activities may be restricted, including:

•	restrictions on the nature of our investments; and

•	restrictions on the issuance of securities,

which may make it difficult for us to complete a business combination.

In addition, we may have imposed upon us burdensome requirements, including:

•	registration as an investment company under federal and state laws;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

We do not believe that our anticipated principal activities will subject us to the Investment Company Act of 1940. To this end, the proceeds held in trust may only be invested by the trust agent in “government securities” with specific maturity dates. By restricting the investment of the proceeds to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act of 1940. If we were deemed to be subject to the act, compliance with these additional regulatory burdens would require additional expense that we have not allotted for.

Risks associated with our acquisition of an operating business in the IT security industry.

The products or services of the companies we intend to target for a business combination may become obsolete due to rapid technological change.

The IT security market is characterized by:

•	rapid technological change;

•	the proliferation of new and changing methods of security threats;

•	frequent product and service introductions and updates;

•	changing customer needs;

•	technological standards which may be lacking, unsettled or changing;

•	fragmentation characterized by numerous vendors in many market sub-segments;

•	a small number of large market participants; and

•	a complex landscape of intellectual property areas that may already be, or following a Business Combination may become, taken by competitors.

These characteristics of our targeted market create significant risks and uncertainties for our business success. Our competitors might introduce products or services that have better performance, are more effective, or are more accurate. Numerous service providers and vendors have already announced that they are developing or considering developing products and technologies to enhance the effectiveness of their existing security offerings. Venture capital firms are continuously looking for opportunities to invest in development stage businesses which may have products or services that are better than those currently available from business we may target for a business combination. Additionally, new software operating systems, hardware or messaging security industry standards could emerge that render existing products or services obsolete or require substantial investment to upgrade existing products or services to meet the requirements of these new systems and equipment. We may not be successful in developing appropriate modifications and enhancements to our products and services or in bringing them to market on a timely basis. Furthermore, uncertainties about the timing and nature of new network platforms or technologies, or modifications to existing platforms or technologies, could increase our product development expenses at a business we acquire. Our existing products might be incompatible with some or all of such standards or if such new standards are successful in eliminating security threats, the demand for our products could significantly decrease. Our business and operating results could materially suffer unless we are able to respond quickly and effectively to these developments.

Use of Proceeds

We estimate that the net proceeds of this offering will be as set forth in the following table:

	Without Over-Allotment Option	Over-Allotment Option Exercised
Gross proceeds	$21,600,000	$24,840,000

Offering expenses

Underwriting discount (6.5% of gross proceeds)	1,404,000	1,614,600

Underwriting non-accountable expense allowance (3% of gross proceeds)	648,000	648,000
Legal fees and expenses (including blue sky services and expenses)	260,000	260,000
Miscellaneous expenses	27,000	27,000
Printing and engraving expenses	37,000	37,000
Accounting fees and expenses	20,000	20,000
NASD registration fee	8,500	8,500
SEC registration fee	10,300	10,300

Net proceeds
Held in trust	18,360,000	21,114,000
Not held in trust	825,200	1,100,600

Total net proceeds	$19,185,200	$22,214,600

Use of net proceeds not held in trust
Payment of administrative fee to Sand Hill Security, LLC $7,500 per month	$180,000	(21.8)%	$180,000	(16.4)%
Legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiation of a business combination	250,000	(30.3)%	250,000	(22.7)%
Due diligence of prospective target businesses	100,000	(12.1)%	100,000	(9.1)%
Legal and accounting fees relating to SEC reporting obligations	75,000	(9.0)%	75,000	(6.8)%
Working capital to cover miscellaneous expenses, D&O Insurance and reserves	220,200	(26.6)%	495,600	(45.0)%

Total	$825,200	(100.0)%	$1,100,600	(100.0)%

$18,360,000 or $21,114,000 if the underwriters’ over-allotment option is exercised in full, of net proceeds will be placed in a trust fund maintained by American Stock Transfer & Trust Company, New York, New York, as trustee. The proceeds will not be released from the trust fund until the earlier of the completion of a business combination or our liquidation. The proceeds held in the trust fund may be used as consideration to pay the sellers of a target business with which we ultimately complete a business combination. Any amounts not paid as consideration to the sellers of the target business may be used to finance operations of the target business or to effect other acquisitions, as determined by our board of directors at that time.

The payment to Sand Hill Security, LLC, an affiliate of our directors and executive officers, of a monthly fee of $7,500 is for general and administrative services including office space, utilities, and secretarial support. Although the monthly rents and fees was arbitrarily arrived at, we believe, based on rents and fees for similar services in the Menlo Park, California area, that the fees charged by Sand Hill Security, LLC is at least as favorable as we could have obtained from an unaffiliated person.

We intend to use the excess working capital shown above for director and officer liability insurance premiums with the balance being held in reserve in the event that due diligence, legal, accounting, and other expenses of structuring and negotiating business combinations exceed our estimates, as well as for reimbursement of any out-of-pocket expenses incurred by our existing stockholders in connection with activities on our behalf as described below.

To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust fund as well as any other net proceeds not expended will be used to finance the operations of the target business.

Sand Hill Security, LLC, an affiliate of our directors and executive officers, has entered into a revolving credit agreement with us in the amount of $60,000. Advances under the credit facility will be used to pay a portion of the expenses of this offering referenced in the line item above for SEC registration fee, NASD registration fee and legal fees and expenses. The loan will be payable without interest on the later of July 31, 2004, or the consummation of this offering. The loan will be repaid out of the net proceeds of this offering.

The net proceeds of this offering not held in the trust fund and not immediately required for the purposes set forth above will be invested in general debt obligations of the United States Government or other high-quality, short-term interest-bearing investments so that we are not deemed to be an investment company under the Investment Company Act.

We believe that, upon consummation of this offering, we will have sufficient available funds to operate for at least the next 24 months, assuming that a business combination is not consummated during that time.

Commencing on the effective date of this prospectus through the consummation of the acquisition of a target business, we will pay Sand Hill Security, LLC the fee described above. Other than this $7,500 per month administrative fee, no compensation of any kind (including finder’s and consulting fees) will be paid to any of our existing stockholders, or any of their affiliates, for services rendered to us prior to or in connection with the consummation of the business combination. However, our existing stockholders will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, attending management or board meetings, and performing due diligence on suitable business combinations.

Since the role of present directors and management after a business combination is uncertain, we have no ability to determine what remuneration, if any, will be paid to those persons after a business combination.

A public stockholder will be entitled to receive funds from the trust fund (including interest earned on his, her or its portion of the trust fund) only in the event of our liquidation or if that public stockholder were to seek to convert such shares into cash in connection with a business combination which the public stockholder voted against and which we actually consummate. In no other circumstances will a public stockholder have any right or interest of any kind to or in the trust fund.

Dilution

The difference between the public offering price per share of common stock, assuming no value is attributed to the warrants included in the units, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of common stock which may be converted into cash), by the number of outstanding shares of our common stock.

At April 20, 2004, our net tangible book value was $11,047, or approximately $.01 per share of common stock. After giving effect to the sale of 3,600,000 shares of common stock included in the units, and the deduction of underwriting discounts and estimated expenses of this offering, our pro forma net tangible book value (as decreased by the value of 719,640 shares of common stock which may be converted into cash) at April 20, 2004 would have been $15,526,083 or $4.00 per share, representing an immediate increase in net tangible book value of $3.99 per share to the existing stockholders and an immediate dilution of $2.00 per share or 33.3% to new investors not exercising their conversion rights.

The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the warrants included in the units:

Public offering price		$6.00
Net tangible book value before this offering	$0.01
Increase attributable to new investors	3.99

Pro forma net tangible book value after this offering.		4.00

Dilution to new investors		$2.00

Our pro forma net tangible book value after this offering has been reduced by approximately $3,670,164 because if we effect a business combination, the conversion rights to the public stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of the shares sold in this offering at a per-share conversion price equal to the amount in the trust fund as of the record date for the determination of stockholders entitled to vote on the business combination, inclusive of any interest, divided by the number of shares sold in this offering.

The following table sets forth information with respect to our existing stockholders and the new investors:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing stockholders	1,000,000	21.7%	$25,000	0.1%	$0.03

New investors	3,600,000	78.3%	21,600,000	99.9%	$6.00

	4,600,000	100.0%	$21,625,000	100.0%

Capitalization

The following table sets forth our capitalization at April 20, 2004 and as adjusted to give effect to the sale of our units and the application of the estimated net proceeds derived from the sale of our units:

	April 20, 2004
	Actual	As Adjusted
Common stock, $.01 par value, -0- and 719,640 shares which are subject to possible conversion, shares at conversion value	$—	$3,670,164
Stockholders’ equity:
Preferred stock $.01 par value, 5,000,000 shares authorized:
none issued or outstanding	$—	$—
Common stock, $.01 par value, 50,000,000 shares authorized:
1,000,000 shares issued and outstanding; 3,880,360 shares issued and outstanding (excluding 719,640 shares subject to possible conversion), as adjusted	10,000	46,000
Additional paid in capital	15,000	15,484,833
Deficit accumulated during the development stage	(4,750)	(4,750)

Total stockholders’ equity	$20,250	$15,526,083

Total capitalization	$20,250	$19,196,247

If we consummate a business combination, the conversion rights afforded to our public stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of shares sold in this offering at a per-share conversion price equal to the amount in the trust fund as of the record date for determination of stockholders entitled to vote on the business combination, inclusive of any interest thereon, divided by the number of shares sold in this offering.

Management’s Discussion And Analysis

Of Financial Condition And Results Of Operations

We were formed on April 15, 2004, to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in the IT security industry. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of cash, capital stock and debt, in effecting a business combination.

We have neither engaged in any operations nor generated any revenues to date. Our entire activity since inception has been to prepare for our proposed offering of our equity securities.

We estimate that the net proceeds from the sale of the units, after deducting offering expenses of approximately $2,414,800, including $648,000 for the underwriters’ non-accountable expense allowance of 3% of the gross proceeds, and underwriting discounts of approximately $1,404,000 will be approximately $19,185,200, or $22,214,600 if the underwriters’ over-allotment option is exercised in full. Of this amount, $18,360,000, or $21,114,000 if the underwriters’ over-allotment option is exercised in full, will be held in trust and the remaining $825,200, or $1,100,600 if the underwriters’ over-allotment option is exercised in full, will not be held in trust. We may use substantially all of the net proceeds of this offering to acquire a target business, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the business combination. To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust fund as well as any other net proceeds not expended will be used to finance the operations of the target business. We believe that, upon consummation of this offering, the funds available to us outside of the trust fund will be sufficient to allow us to operate for at least the next 24 months, assuming that a business combination is not consummated during that time. Over this time period, we anticipate approximately $250,000 of expenses for legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiating of a business combination, $100,000 of expenses for the due diligence and investigation of a target business, $75,000 of expenses in legal and accounting fees relating to our SEC reporting obligations and $220,200 ($495,600 if the underwriters over-allotment option is exercised) for general working capital that will be used for miscellaneous expenses and reserves, including approximately $180,000 for director and officer liability insurance premiums. We do not believe we will need to raise additional funds following this offering in order to meet the expenditures required for operating our business. However, we may need to raise additional funds through a private offering of debt or equity securities if such funds are required to consummate a business combination that is presented to us. We would only consummate such a fund raising simultaneously with the consummation of a business combination.

Sand Hill Security, LLC, an affiliate of our directors and executive officers, has entered into a revolving credit agreement with us in the amount of $60,000. Advances under the credit facility will be used to pay a portion of the expenses of this offering referenced in the line item above for SEC registration fee, NASD registration fee and legal fees and expenses. The loan will be payable without interest on the later of July 31, 2004, or the consummation of this offering. The loan will be repaid out of the net proceeds of this offering.

Proposed Business

Introduction

We are a recently organized Delaware corporation known as a TAC, which is a blank check company formed to serve as a vehicle for the acquisition of a target business in a specified industry. Our objective is to acquire an operating business in the IT security industry.

Opportunities for market expansion have emerged for businesses in the IT security industry. We believe that IT security is a favorable industry in which to seek acquisitions and an attractive operating environment for a target business for several reasons, including:

(i) IDC predicts that the IT security industry will continue to grow at an annual compound growth rate of 20% with security spending reaching $17.4 billion in 2006;

(ii) IT security violations and incidents have increased from 3,000 in 1998 to more than 80,000 in 2002 according to the CERT; and

(iii) The following macro forces create a strong demand for IT security companies to provide solutions:

(a) Risk - fear of terrorism, vandalism and crime and the wide recognition of the dependence of business and governmental organizations on the viability of their networks;

(b) Regulation - federal regulation of financial and health care sectors and state regulation to protect private data; and

(c) Liability - legal exposure from negligent disclosure and accounting and other compliance violations.

IT security is a broad industry because it touches all aspects of networks and computers. The industry is not a single market but encompasses many sub-sectors at different stages of maturity. Within the IT security market, industry analyst Trusted Strategies, an independent market research firm specializing in the IT security industry, has identified 600 companies and 46 defined market segments. In addition, new technologies requiring innovative security solutions (such as instant messenger, VOIP and Wi-Fi) continue to emerge and attract investment capital and market entrants. The resulting industry landscape is highly fragmented and in a constant state of flux. Furthermore, a limited IPO market and access to capital for technology companies in general and for IT security companies in particular, combined with an abundance of vendors has created significant opportunities for consolidation and merger and acquisition opportunities in the sector. Our company’s management team has significant expertise and experience in the IT security industry, as well as in acquisitions, operations and corporate governance, which we believe gives us the ability to successfully acquire an operating business in this industry.

The emergence of the commercial Internet marked the creation of the enterprise security market. This market includes products and services that preserve the integrity of critical information, networking and data systems, and applications and services. Macro trends such as risk management, regulatory compliance, online financial services, supply chain connectivity, mobile computing, and terrorism all drive demand for robust systems that can anticipate and withstand evolving threats to enterprise networks, systems and information.

Data security was originally a subset of the software market—technology companies developed programs designed to address specific weaknesses in enterprise networks. In the current environment, enterprises have recognized that they need to adopt a more preventative approach to corporate security, rather than implementing stop-gap remedies, because as the Internet grows in complexity, the level of risk and security incidents has increased exponentially. According to Trusted Strategies, the IT security market has grown to comprise over 600 companies in over 40 market segments and we believe the fragmented state of the industry, combined with the convergence of security technologies and IT infrastructure has resulted in the beginning of a consolidation trend that makes merger and acquisition targets attractive.

Although we may consider target businesses in any segment of the IT security industry, we currently intend to concentrate our search for an acquisition candidate that offers comprehensive security solutions for critical business infrastructure that include analysis and assessment, software infrastructure, policy implementation, detection (monitoring) services, and response services. We believe the following segments present attractive opportunities:

•	Productivity and connectivity products embedding security.

•	Products aimed at small to mid sized enterprises and home users.

•	Anti-Virus/Worm protection.

•	Anti-Spam solutions.

•	Identity theft and management solutions.

•	Internet access filtering.

•	Management of security applications.

•	Integration of firewalls, content and network management, and application delivery/gateways.

•	Secure mobile and wireless communications.

Using security products, enterprises, telecommunications carriers and government entities can facilitate a variety of security and network protection objectives including securing communication over the Internet, enforcing network access policies and protecting against worm and virus outbreaks as well as sophisticated intrusion attempts by hackers. The products and services of companies in these targeted segments can be deployed in cost sensitive branch offices and remote sites as well as in mission-critical environments such as enterprise central sites, corporate extranets, major e-business Web sites and carrier network infrastructures. We intend to target companies with solutions that can be purchased and operated by individual users and enterprises and can also be used by carriers to secure their infrastructure or deliver managed security services to their enterprise customers.

We are not presently engaged in, and we will not engage in, any substantive commercial business for an indefinite period of time following this offering. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of these in effecting a business combination. Our management has broad discretion with respect to the specific application of the net proceeds of this offering and, as a result, this offering can be characterized as a blank check offering. While we may seek to effect business combinations with more than one target business, we will probably have the ability, as a result of our limited resources, to effect only a single business combination.

Effecting A Business Combination

General

Although substantially all of the net proceeds of this offering are intended to be generally applied toward effecting a business combination as described in this prospectus, the proceeds are not otherwise being designated for any more specific purposes. Accordingly, prospective investors will invest in us without an opportunity to evaluate the specific merits or risks of any one or more business combinations. A business combination may involve the acquisition of, or merger with, a company that does not need substantial additional capital but which desires to establish a public trading market for its shares, while avoiding what it may deem to be adverse consequences of undertaking a public offering itself. These include time delays, significant expense, loss of voting control and compliance with various Federal and state securities laws. In the alternative, we may seek to consummate a business combination with a company that may be financially unstable or in its early stages of development or growth.

We have not identified a target business

To date, we have not selected any target business on which to concentrate our search for a business combination. We intend to search for a target business in the United States, Europe and Asia. Subject to the limitations that a target business is an operating business in the IT security industry and has a fair market value of at least 80% of our net assets at the time of the acquisition, as described below in more detail, we will have great flexibility in identifying and selecting a prospective acquisition candidate. Accordingly, there is no basis for investors in this offering to evaluate the possible merits or risks of the target business with which we may ultimately complete a business combination. To the extent we effect a business combination with a financially unstable company or an entity in its early stage of development or growth, including entities without established records of sales or earnings, we may be affected by numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.

Sources of target businesses

We anticipate that target business candidates will be brought to our attention from various unaffiliated sources, including investment bankers, venture capital funds, private equity funds, leveraged buyout funds, management buyout funds and other members of the financial community, who may present solicited or unsolicited proposals. Our officers and directors as well as their affiliates may also bring to our attention target business candidates. While we do not presently anticipate engaging the services of professional firms that specialize in business acquisitions on any formal basis, we may engage these firms in the future, in which event we may pay a finder’s fee or other compensation. In no event, however, will we pay any of our existing officers, directors or stockholders or any entity with which they are affiliated any finder’s fee or other compensation for services rendered to us prior to or in connection with the consummation of a business combination.

Selection of a target business and structuring of a business combination

Subject to the requirement that our initial business combination must be with a target business with a fair market value that is at least 80% of our net assets at the time of such acquisition, our management will have virtually unrestricted flexibility in identifying and selecting a prospective target business. In evaluating a prospective target business, our management will consider, among other factors, the following:

•	financial condition and results of operation;

•	growth potential;

•	experience and skill of management and availability of additional personnel;

•	capital requirements;

•	competitive position;

•	stage of development of the products, processes or services;

•	degree of current or potential market acceptance of the products, processes or services;

•	proprietary features and degree of intellectual property or other protection of the products, processes or services;

•	regulatory environment of the industry; and

•	costs associated with effecting the business combination.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management in effecting a business combination consistent with our business objective. In evaluating a prospective target business, we will conduct an extensive due diligence review which will encompass, among other things, meetings with incumbent management and inspection of facilities, as well as review of financial and other information which will be made available to us.

The time and costs required to select and evaluate a target business and to structure and complete the business combination cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which a business combination is not ultimately completed will result in a loss to us and reduce the amount of capital available to otherwise complete a business combination.

Fair market value of target business

The initial target business that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition. The fair market value of such business will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value. If our board is not able to independently determine that the target business has a sufficient fair market value, we will obtain an opinion from an unaffiliated, independent investment banking firm that is a member of the National Association of Securities Dealers, Inc. with respect to the satisfaction of such criteria. Since any opinion, if obtained, would merely state that fair market value meets the 80% of net assets threshold, it is not anticipated that copies of such opinion would be distributed to our stockholders, although copies will be provided to stockholders who request it. We will not be required to obtain an opinion from an investment banking firm as to the fair market value if our board of directors independently determines that the target business has sufficient fair market value.

Probable lack of business diversification

While we may seek to effect business combinations with more than one target business, our initial business combination must be with a target business that satisfies the minimum valuation standard at the time of such acquisition, as discussed above. Consequently, it is probable that we will have the ability to effect only a single business combination. Accordingly, the prospects for our success may be entirely dependent upon the future performance of a single business. Unlike other entities that may have the resources to complete several business combinations of entities operating in multiple industries or multiple areas of a single industry, it is probable that we will not have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses. By consummating a business combination with only a single entity, our lack of diversification may:

•	subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination, and

•	result in our dependency upon the development or market acceptance of a single or limited number of products, processes or services.

Limited ability to evaluate the target business’ management

Although we intend to closely scrutinize the management of a prospective target business when evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of the target business’ management will prove to be correct. In addition, we cannot assure you that the future management will have the necessary skills, qualifications or abilities to manage a public company. Furthermore, the future role of our officers and directors, if any, in the target business cannot presently be stated with any certainty. While it is possible that one or more of our directors will remain associated in some capacity with us following a business combination, it is unlikely that any of them will devote their full efforts to our affairs subsequent to a business combination. Moreover, we cannot assure you that our officers and directors will have significant experience or knowledge relating to the operations of the particular target business or that they will be familiar with their responsibilities under the United States securities laws.

Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Opportunity for stockholder approval of business combination

Prior to the completion of a business combination, we will submit the transaction to our stockholders for approval, even if the nature of the acquisition is such as would not ordinarily require stockholder approval under applicable state law. In connection with seeking stockholder approval of a business combination, we will furnish our stockholders with proxy solicitation materials prepared in accordance with the Securities Exchange Act of 1934, which, among other matters, will include a description of the operations of the target business and audited historical financial statements of the business.

In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering in accordance with the vote of the public stockholders owning a majority of the shares of our common stock sold in this offering. This voting arrangement shall not apply to shares included in units purchased in this offering or purchased following this offering in the open market by any of our existing stockholders, officers and directors. We will proceed with the business combination only if public stockholders who own at least a majority of the shares of common stock sold in this offering vote in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights.

Conversion rights

At the time we seek stockholder approval of any business combination, we will offer each public stockholder the right to have such stockholder’s shares of common stock converted to cash if the stockholder votes against the business combination and the business combination is approved and completed. The actual per-share conversion price will be equal to the amount in the trust fund, inclusive of any interest, as of the record date for determination of stockholders entitled to vote on the business combination, divided by the number of shares sold in this offering. Without taking into any account interest earned on the trust fund, the initial per-share conversion price would be $5.10, or $0.90 less than the per-unit offering price of $6.00. An eligible stockholder may request conversion at any time after the mailing to our stockholders of the proxy statement and prior to the vote taken with respect to a proposed business combination at a meeting held for that purpose, but the request will not be granted unless the stockholder votes against the business combination and the business combination is approved and completed. Any request for conversion, once made, may be withdrawn at any time up to the date of the meeting. It is anticipated that the funds to be distributed to stockholders entitled to convert their shares who elect conversion will be distributed promptly after completion of a business combination. Public stockholders who convert their stock into their share of the trust fund still have the right to exercise the warrants that they received as part of the units. We will not complete any business combination if public stockholders, owning 20% or more of the shares sold in this offering, exercise their conversion rights.

Liquidation if no business combination

If we do not complete a business combination within 18 months after the consummation of this offering, or within 24 months if the extension criteria described below have been satisfied, we will be dissolved and will distribute to all of our public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust fund, inclusive of any interest, plus any remaining net assets. Our existing stockholders have waived their rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to this offering.

If we were to expend all of the net proceeds of this offering, other than the proceeds deposited in the trust fund, and without taking into account interest, if any, earned on the trust fund, the initial per-share liquidation price would be $5.10, or $0.90 less than the per-unit offering price of $6.00. The proceeds deposited in the trust fund could, however, become subject to the claims of our creditors which could be prior to the claims of our public stockholders. We cannot assure you that the actual per-share liquidation price will not be less than $5.10, plus interest, due to claims of creditors. Humphrey P. Polanen, our chairman of the board and chief executive officer, has agreed pursuant to an agreement with us and I-Bankers Securities and Newbridge Securities, that, if we liquidate prior to the consummation of a business combination, he will be personally liable to pay debts and obligations to vendors or other entities that are owed money by us for services rendered or products sold to us in excess of the net proceeds of this offering not held in the trust account. We cannot assure you, however, that Mr. Polanen would be able to satisfy those obligations.

If we enter into a letter of intent, an agreement in principle or a definitive agreement to complete a business combination prior to the expiration of 18 months after the consummation of this offering, but are unable to complete the business combination within the 18-month period, then we will have an additional six months in which to complete the business combination contemplated by the letter of intent, agreement in principle or definitive agreement. If we are unable to do so by the expiration of the 24-month period from the consummation of this offering, we will then liquidate. Upon notice from us, the trustee of the trust fund will commence liquidating the investments constituting the trust fund and will turn over the proceeds to our transfer agent for distribution to our stockholders. We anticipate that our instruction to the trustee would be given promptly after the expiration of the applicable 18-month or 24-month period.

Our public stockholders shall be entitled to receive funds from the trust fund only in the event of our liquidation or if the stockholders seek to convert their respective shares into cash upon a business combination that the stockholder voted against and which is actually completed by us. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust fund. There will be no distribution from the trust fund with respect to our warrants.

Competition

In identifying, evaluating and selecting a target business, we expect to encounter intense competition from other entities having a business objective similar to ours. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe there are numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of a target business. Further:

•	our obligation to seek stockholder approval of a business combination may delay the completion of a transaction;

•	our obligation to convert into cash shares of common stock held by our public stockholders in certain instances may reduce the resources available to us for a business combination; and

•	our outstanding warrants and options, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses.

Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination. Our management believes, however, that our status as a public entity and potential access to the United States public equity markets may give us a competitive advantage over privately held entities having a similar business objective as us in acquiring a target business with significant growth potential on favorable terms.

If we succeed in effecting a business combination, there will be, in all likelihood, intense competition from competitors of the target business in the IT security industry and elsewhere. We cannot assure you that, subsequent to a business combination, we will have the resources or ability to compete effectively.

Facilities

We maintain our executive offices at 3000 Sand Hill Road, Building 1, Suite 240, Menlo Park, California 94025. The cost for this space is included in the $7,500 per-month fee Sand Hill Security, LLC charges us for general and administrative services pursuant to a letter agreement between us and Sand Hill Security, LLC. We believe, based on rents and fees for similar services in the Menlo Park, California metropolitan area, that the fee charged by Sand Hill Security, LLC is at least as favorable as we could have obtained from an unaffiliated person. We consider our current office space adequate for our current operation.

Employees

We have four executive officers, each of whom are members of our board of directors. These individuals are not obligated to contribute any specific number of hours per week and intend to devote only as much time as they deem necessary to our affairs. The executive officers are also involved with business ventures other than our company. The amount of time they will devote in any time period will vary based on the availability of suitable target businesses to investigate. We do not intend to have any full time employees prior to the consummation of a business combination.

Periodic Reporting And Audited Financial Statements

We have registered our units, common stock and warrants under the Securities Exchange Act of 1934, as amended, and have reporting obligations, including the requirement that we file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, our annual reports will contain financial statements audited and reported on by our independent registered public accounting firm.

We will not acquire a target business if audited financial statements cannot be obtained for the target business. Additionally, our management will provide stockholders with audited financial statements of the prospective target business as part of the proxy solicitation materials sent to stockholders to assist them in assessing the target business. The financial statements of a potential target business will be required to be prepared in accordance with United States generally accepted accounting principles and audited in accordance with United States generally accepted auditing standards. To the extent that this requirement cannot be met, we will not be able to acquire the proposed target business. While this may limit the pool of potential acquisition candidates, given the broad range of companies we may consummate a business combination with, we do not believe that the narrowing of the pool will be material.

Legal Proceedings

To the knowledge of management, there is no litigation currently pending or contemplated against the company or any of its officers or directors in their capacity as such.

Comparison To Offerings Of Blank Check Companies

The following table compares and contrasts the terms of our offering and the terms of an offering of blank check companies under Rule 419 promulgated by the SEC assuming that the gross proceeds, underwriting discounts and underwriting expenses for the Rule 419 offering are the same as this offering and that the underwriters will not exercise their over-allotment option. None of the terms of a Rule 419 offering will apply to this offering.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Escrow of offering proceeds	$18,360,000 of the net offering proceeds will be deposited into a trust fund maintained by American Stock Transfer & Trust Company.	$17,593,200 of the offering proceeds will be required to be deposited into either an escrow account with an insured depositary institution or in a separate bank account established by a broker-dealer in which the broker-dealer acts as trustee for persons having the beneficial interests in the account.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Investment of net proceeds	Proceeds will be invested in U.S. government securities or other high-quality, short term interest-bearing investments.	Proceeds could be invested only in specified securities such as a money market fund meeting conditions of the Investment Company Act of 1940 or in securities that are direct obligations of, or obligations guaranteed as to principal or interest by, the United States.

Limitation on Fair Value or Net Assets of Target Business	The initial target business that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition.	We would be restricted from acquiring a target business unless the fair value of such business or net assets to be acquired represent at least 80% of the maximum offering proceeds.

Trading of securities issued	The units may commence trading on or promptly after the date of this prospectus. The common stock and warrants comprising the units will begin to trade separately on the 90th day after the date of this prospectus unless the Representatives inform us of their decision to allow earlier separate trading, provided we have filed with the SEC a Current Report on Form 8-K, which includes an audited balance sheet reflecting our receipt of the proceeds of this offering, including any proceeds we receive from the exercise of the over-allotment option, if such option is exercised prior to the filing of the Form 8-K.	No trading of the units or the underlying common stock and warrants would be permitted until the completion of a business combination. During this period, the securities would be held in the escrow or trust account.

Exercise of the warrants	The warrants cannot be exercised until the later of the completion of a business combination or one year from the date of this prospectus, and, accordingly, will only be exercised after the trust fund has been terminated and distributed.	The warrants could be exercised prior to the completion of a business combination, but securities received and cash paid in connection with the exercise would be deposited in the escrow or trust account.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Election to remain an investor	We will give our stockholders the opportunity to vote on the business combination. In connection with seeking stockholder approval, we will send each stockholder a proxy statement containing information required by the SEC. A stockholder following the procedures described in this prospectus is given the right to convert his or her shares into his or her pro rata share of the trust fund. However, a stockholder who does not follow these procedures or a stockholder who does not take any action would not be entitled to the return of any funds.	A prospectus containing information required by the SEC, would be sent to each investor. Each investor would be given the opportunity to notify the company, in writing, within a period of no less than 20 business days and no more than 45 business days from the effective date of the post-effective amendment, to decide whether he or she elects to remain a stockholder of the company or require the return of his or her investment. If the company has not received the notification by the end of the 45th business day, funds and interest or dividends, if any, held in the trust or escrow account would automatically be returned to the stockholder. Unless a sufficient number of investors elect to remain investors, all of the deposited funds in the escrow account must be returned to all investors and none of the securities will be issued.

Business combination deadline	A business combination must occur within 18 months after the consummation of this offering (or within 24 months from the consumation of this offering if a letter of intent or definitive agreement relating to a prospective business combination was entered into prior to the end of the 18-month period).	If an acquisition has not been consummated within 18 months after the effective date of the initial registration statement, funds held in the trust or escrow account would be returned to investors.

Release of funds	The proceeds held in the trust account will not be released until the earlier of the completion of a business combination or our liquidation upon failure to effect a business combination within the allotted time.	The proceeds held in the escrow account would not be released until the earlier of the completion of a business combination or the failure to effect a business combination within the allotted time.

Management

Directors And Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position
Humphrey P. Polanen	55	Chief Executive Officer and Chairman of the Board of Directors

Keith Walz	36	President and Director

Scott Broomfield	48	Executive Vice President of Corporate Development and Director

Cary M. Grossman	50	Vice President, Chief Financial Officer and Director

Daniel Johnson, Jr.	56	Director

Alberto Micalizzi	35	Director

HUMPHREY P. POLANEN has been our chairman of the board and chief executive officer since our inception. He has had a career as an entrepreneur in technology, a global executive for leading technology companies and as an international corporate lawyer. From January 2000 until December 2003, Mr. Polanen served as founder and Managing Director of Internet Venture Partners, a strategic consulting and venture capital management firm for technology companies. From February 1998 through February 1999, he was President and CEO of Trustworks Systems, a Netherlands based network security software company. Between 1995 and 1998 he was General Manager of two operating product divisions (the Internet Commerce & Security Business Units) of Sun Microsystems, where he was responsible for executing Sun’s vision of being the global leader in secure networks and systems and his divisions’ products won security industry awards for product of the year for three consecutive years. Mr. Polanen addressed the World Economic Forum, The World Bank Annual Meeting and the U.S. Congress, as Sun’s spokeperson on Internet security while General Manager of Sun’s first Internet Commerce Division and later the Network Security Division. From 1981 to 1995, he was with Tandem Computers (acquired by Compaq/Hewlett-Packard), the market leader in secure failsafe systems for large enterprises, where he held several positions of leadership in new ventures, business and corporate development, creating distribution channels in Asia Pacific, Latin America, North America and Europe. In addition, as Director of Ventures he structured and was a board member of several international ventures in which Tandem held an equity stake and three of which Tandem subsequently acquired. In addition to his career with large technology companies, Mr. Polanen has been active with early stage companies as an entrepreneur, advisor and board member. He has been a board member or on the advisory board of IT security companies: Cranite Systems (wireless security), Certco (Digital Identity Management) and Trustworks Systems. As a founder of the Heritage Bank of Commerce in 1994, Mr. Polanen helped to create a new business bank in Silicon Valley from the startup phase to a successful IPO on the Nasdaq exchange in September 1998. Heritage Bank now has four operating banks and one billion dollars in assets. In 2001 Heritage Bank acquired the Bank of Los Altos in a $40 million transaction. Mr. Polanen has been a member of the board of directors since the bank’s inception and has been chair of the board’s audit committee for ten years. He is also a member of the board’s governance and compensation committees. Mr. Polanen is a graduate of Hamilton College and the Harvard Law School, where he was an editor of the Harvard International Law Journal.

KEITH WALZ has been a member of our board since inception. Mr. Walz is President of ABN AMRO Capital (USA) and a Managing Director in ABN AMRO’s Global Private Equity division. Mr. Walz joined ABN AMRO Capital (USA) at inception in 1996. As a Senior Partner, Mr. Walz participated in the sourcing, evaluation, and monitoring of over 35 investments, representing $200 million of capital invested. Mr. Walz focused on Enterprise Software and Network Infrastructure investments. Mr. Walz has served on the Board of Directors of over a dozen companies in which ABN AMRO has invested. Also, he has held operating roles with ABN AMRO portfolio companies, including Chairman and CEO of Worldweb.net and was a member of the Argus Systems, Board of Directors, a developer of Trusted Computer Operating Systems. Prior to joining ABN AMRO Capital, Mr. Walz was a Vice President in ABN AMRO’s Investment Banking division, responsible for financial reporting, analysis, and systems. Prior to joining ABN AMRO he spent two years as a finance associate with Tyson Foods, Inc., where he focused on enhancing enterprise business processes and systems through the use of client/server computing technologies. Mr. Walz is also a director of GT Nexus, Yellowbrix, and Oasis Technology. He received an M.B.A. from DePaul University and a B.S. in Finance from the University of Arkansas.

SCOTT BROOMFIELD has been a member of our board since inception. Mr. Broomfield has been the CEO of Visuale, a private business process software company that he recently sold to Onyx Software Corporation (NASDAQ: ONXS). Prior to joining Visuale and from 1997 until 2001, Mr. Broomfield was the CEO of Centura Software Corporation (NASDAQ: MBNEQ.PNK) (formerly Gupta Technologies, a NASDAQ traded company), a $50 million software business specializing in secure, embedded and mobile databases and application development tools. During his tenure as CEO of Gupta, Mr. Broomfield completed the acquisition of Raima Corporation and in three years built its market capitalization from $6 million to $700 million by early 2000. Prior to Centura, he was a Managing Director of Hickey & Hill, Inc., a turnaround consultancy. At Hickey & Hill he was in charge of the high technology restructuring practice. Mr. Broomfield structured the acquisition of Polyscan and the equity recapitalization for ETEC Corporation. He was also instrumental in the following company divestitures: Dazix, Domain Technologies, Priam, Everex and Zitel, where he acquired 2 businesses to reposition Zitel in the market. Prior to Hickey & Hill, Mr. Broomfield was the CFO of Trilogy Technology Corporation which was sold to Digital Equipment Corporation. Mr. Broomfield holds an MBA from Santa Clara University and is a member of Business Executives for National Security (BENS), where he was the co-chair of BENS’ cyber security task force and Y2K initiatives.

CARY M. GROSSMAN has been a member of our board since inception. Mr. Grossman has been the Chief Executive Officer of Coastal Bancshares Acquisition Corp. since May 19, 2004. From 2002 until 2003 he served as Executive Vice President and Chief Financial Officer at U S Liquids, Inc, an AMEX listed environmental services company. Mr. Grossman left U S Liquids, Inc. in 2003 as a result of the acquisition of three of its businesses by a private equity firm and was President and Chief Executive Officer of the acquiring company, ERP Environmental Services until November 2003. From 1997 until 2002, Mr. Grossman served Pentacon, Inc. (NSYE: JIT), a provider of inventory management services and distributor of components to Fortune 50 original equipment manufacturers, as a board member and in several senior executive positions including :Chairman of the Board of Directors, Acting Chief Financial Officer (2001-2002) and Lead Director (1998-2001) from the time the Pentacon went public in March 1998 until becoming Chairman in 2001. Pentacon acquired five businesses when it completed its initial public offering and subsequently acquired four other businesses. Pentacon and substantially all of its subsidiaries filed a Joint Chapter 11 Plan of Debtors in 2002. From 1991 until 2002, Mr. Grossman was the Managing Partner of McFarland, Grossman & Company, Inc., an investment banking and financial advisory firm he co-founded in 1991. Prior to that, Mr. Grossman practiced public accounting for 15 years. He earned a Bachelor of Business Administration in Accounting from The University of Texas, and is a Certified Public Accountant.

DANIEL JOHNSON, JR. has been a member of our board since inception and is a senior partner in the Silicon Valley law firm Fenwick and West, where he specializes in patent litigation and other complex intellectual property cases and is a member of the Executive Committee. He has acted as lead trial counsel in numerous technology cases involving, among other things, Internet software, firmware, non-volatile memory, printed circuit board design, digital cellular technology and lasers. Mr. Johnson has also advised client companies on acquisition matters, including Netscreen in its acquisition by Juniper Networks. Mr. Johnson is recognized as an outstanding trial lawyer by numerous national and international associations and publications. He is a co-author of the Rules of Civil Procedure in Patent Cases for the Northern District of California, has participated in numerous panels on trial advocacy and has presented on the use of multi-media at trial on behalf of the American Bar Association. Mr. Johnson is a graduate of Yale University Law School, J.D., and of the University of California, Berkeley, A.B., in political science, with honors.

ALBERTO MICALIZZI has been a member of our board since inception. Dr Micalizzi is the Chairman of Dynamic Decisions Group Ltd, an independent quantitative research house providing advisory activity to large institutional investors in the fields of equity research and asset management. Mr. Micalizzi joined Dynamic Decision Group Ltd in September 2001. He is Professor of Finance at Bocconi University, Milan (Italy), and Researcher at the Centre for Quantitative Finance, Imperial College, London University (UK), where he specializes in the Bio-Pharma and Telecom-Technology sector sectors. Until July 2001, he was the CEO of the Real Options Group, an international research center affiliated to several US and European universities and business schools. From December 1998 to March 2000, Mr. Micalizzi worked with an association of researchers that developed into the Real Ophons Group. In 1997 he was appointed by Nomura International (Milan) as an external advisor for the designing of structured products in the bond market. In 1999 he was appointed by Andersen Consulting (London) as an advisor on the valuation of start up businesses in the e-venture segment. Other advisory experiences include Eli Lilly, Schering Plough, Glaxo, La Roche, Danone Group and Ernst&Young. Dr. Micalizzi earned a degree in Business Administration at Bocconi University (Milan, Italy), is a Chartered Professional Accountant (CPA) and received his Ph.D in Finance at Imperial College, London University (UK).

These individuals will play a key role in identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating its acquisition. None of these individuals has been a principal of a public company that executed a business plan similar to our business plan. However, we believe that the skills and expertise of these individuals, their collective access to acquisition opportunities and ideas, their contacts, and their transactional expertise should enable them to successfully identify and effect an acquisition. Mr. Polanen may be deemed to be our “parent” and “promoter” as defined under the Federal securities laws.

Executive Compensation

No executive officer has received any cash compensation for services rendered. Commencing on the effective date of this prospectus through the acquisition of a target business, we will pay Sand Hill Security, LLC, an affiliate of our directors and executive officers, a fee of $7,500 per month for providing us with office space and certain office and secretarial services. Other than this $7,500 per-month fee, no compensation of any kind, including finder’s and consulting fees, will be paid to any of our existing stockholders, or any of their business combination. However, our existing stockholders will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

Conflicts Of Interest

Potential investors should be aware of the following potential conflicts of interest:

•	None of our officers and directors are required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating management time among various business activities. The amount of time our officers will commit to our affairs will vary, depending on which phase we are in of our business plan. Generally, we expect (i) our chief executive officer to contribute 50% or more of his time to our affairs, (ii) our additional officers to contribute less than 50% of their time to our affairs, and (iii) our independent directors to contribute the customary amount of time required by an independent director necessary to perform his fiduciary duties to the company.

•	In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. They may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•	Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by us.

•	Since our directors own shares of our common stock that will be released from escrow only if a business combination is successfully completed, our board may have a conflict of interest in determining whether a particular target business is appropriate to effect a business combination. The personal and financial interests of our directors and officers may influence their motivation in identifying and selecting a target business, completing a business combination timely and securing the release of their stock.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, each of our officers and directors has agreed, until the earlier of a business combination, our liquidation or such time as he ceases to be an officer or director, to present to us for our consideration, prior to presentation to any other entity, any suitable business opportunity which may reasonably be required to be presented to us.

Our management team does not believe that there are any pre-existing fiduciary obligations currently owed to other companies by our officers and directors which may interfere with the duties owed to us. Additionally, with the exception of Mr. Grossman, our officers and directors are not currently affiliated and have not been affiliated in the past with blank check companies. Mr. Grossman is currently involved with a blank check company that was formed on May 19, 2004, which has no relation to the Company’s business.

In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock that were owned prior to this offering in accordance with the vote of the public stockholders owning a majority of the shares of our common stock sold in this offering. In addition, they have agreed to waive their respective rights to participate in any liquidation distribution but only with respect to those shares of common stock acquired by them prior to this offering.

To further minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity that is affiliated with any of our existing stockholders, including our officers and directors, unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our stockholders from a financial point of view.

Principal Stockholders

The following table sets forth information regarding the beneficial ownership of our common stock as of July 1, 2004, and as adjusted to reflect the sale of our common stock included in the units offered by this prospectus, by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our officers and directors; and

•	all our officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Common Stock
		Before Offering	After Offering
Humphrey Polanen	459,441	45.9%	10.0%

Sand Hill Security, LLC(2)	100,000	10.0%	2.2%

Keith Walz	174,825	17.5%	3.8%

Scott Broomfield(3)	174,825	17.5%	3.8%

Cary Grossman(4)	48,951	4.9%	1.1%

Dan Johnson	20,979	2.1%	*

Alberto Micalizzi(5)	20,979	2.1%	*

All directors and executive officers as a group (6 individuals)	1,000,000	100.0%	21.7%

* less than 1%.

(1)	Unless otherwise indicated, the business address of each of the following is 3000 Sand Hill Road, Building 1, Suite 240, Menlo Park, California 94025.

(2)	Sand Hill Security, LLC Membership Interests are held by (i) the Polanen and Nicodimos Family Trust, of which Mr. Polanen is a trustee, (ii) the Broomfield Family Trust, of which Mr. Broomfield is a trustee, (iii) Dan Johnson, (iv) Keith Walz, (v) Alberto Micalizzi, and (vi) the Grossman Family Limited Partnership, of which Mr. Grossman is a general partner.

(3)	Mr. Broomfield’s shares are held by the Broomfield Family Trust, of which Mr. Broomfield is a Co-Trustee.

(4)	Mr. Grossman’s shares are held by Grossman Family Limited Partnership, of which Mr. Grossman is a general partner.

(5)	Mr. Micalizzi’s business address is Corso Italia 66, 20136 Milan, Italy.

Immediately after this offering, our existing stockholders, which include all of our officers and directors, collectively, will beneficially own 21.7% of the then issued and outstanding shares of our common stock. Because of this ownership block, these stockholders may be able to effectively exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions other than approval of a business combination.

All of the shares of our common stock outstanding prior to the date of this prospectus will be placed in escrow with American Stock Transfer & Trust Company, as escrow agent, until the earliest of:

•	three years following the date of this prospectus;

•	our liquidation; or

•	the consummation of a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummating a business combination with a target business.

During the escrow period, the holders of these shares will not be able to sell or transfer their securities except to their spouses and children, trusts or family partnerships established for their benefit, or to a transferee that does not affect beneficial ownership but will retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If we are unable to effect a business combination and liquidate, none of our existing stockholders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to the date of this prospectus.

Mr. Polanen has agreed with I-Bankers Securities and Newbridge Securities that after this offering is completed and within the first forty trading days after separate trading of the warrants has commenced, he or certain of his affiliates or designees will collectively purchase up to 1,000,000 warrants in the public marketplace at prices not to exceed $0.65 per warrant. The warrants may trade separately on the 90th day after the date of this prospectus unless I-Bankers Securities and Newbridge Securities determine that an earlier date is acceptable. In no event will I-Bankers Securities and Newbridge Securities allow separate trading of the common stock and warrants until we file a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the proceeds of this offering including any proceeds we receive from the exercise of the over-allotment option if such option is exercised prior to our filing of the Form 8-K. Purchases of warrants demonstrate confidence in our ultimate ability to effect a business combination because the warrants will expire worthless if we are unable to consummate a business combination and are ultimately forced to liquidate.

Mr. Polanen may be deemed to be our “parent” and “promoter,” as these terms are defined under the Federal securities law.

Certain Transactions

Prior to the date of this prospectus, we issued 1,000,000 shares of our common stock to the individuals set forth below for $25,000 in cash, at an average purchase price of approximately $0.025 per share, as follows:

Name	Number of Shares	Relationship To Us

Humphrey Polanen	459,441	Chief Executive Officer and Chairman of the Board of Directors

Sand Hill Security, LLC	100,000	Affiliate of our directors and executive officers

Keith Walz	174,825	President and Director

Scott Broomfield	174,825	Executive Vice President of Corporate Development and Director

Cary Grossman	48,951	Vice President, Chief Financial Officer and Director

Dan Johnson	20,979	Director

Alberto Micalizzi	20,979	Director

The holders of the majority of these shares will be entitled to make up to two demands that we register these shares pursuant to an agreement to be signed prior to or on the date of this prospectus. The holders of the majority of these shares may elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

Sand Hill Security, LLC, an affiliate of our directors and executive officers, has agreed that, commencing on the effective date of this prospectus through the acquisition of a target business, it will make available to us a small amount of office space and certain office and secretarial services, as we may require from time to time. We have agreed to pay Sand Hill Security, LLC $7,500 per month for these services.

Sand Hill Security, LLC, an affiliate of our directors and executive officers, has entered into a revolving credit agreement with us in the amount of $60,000. Advances under the credit facility will be used to pay a portion of the expenses of this offering referenced in the line item above for SEC registration fee, NASD registration fee and legal fees and expenses. The loan will be payable without interest on the later of July 31, 2004, or the consummation of this offering. The loan will be repaid out of the net proceeds of this offering.

We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged.

Other than the $7,500 per month administrative fee and reimbursable out-of-pocket expenses payable to our officers and directors, no compensation or fees of any kind, including finders and consulting fees, will be paid to any of our existing stockholders, officers or directors who owned our common stock prior to this offering, or to any of their respective affiliates for services rendered to us prior to or with respect to the business combination.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable than are available from unaffiliated third parties and will require prior approval in each instance by a majority of the members of our board who do not have an interest in the transaction.

Description Of Securities

General

We are authorized to issue 50,000,000 shares of common stock, par value $.01, and 5,000,000 shares of preferred stock, par value $.01. As of the date of this prospectus, 1,000,000 shares of common stock are outstanding, held by seven recordholders. No shares of preferred stock are currently outstanding.

Units

Each unit consists of one share of common stock and two warrants. Each warrant entitles the holder to purchase one share of common stock. The common stock and warrants will begin to trade separately on the 90th day after the date of this prospectus unless the Representatives inform us of its decision to allow earlier separate trading, provided that in no event may the common stock and warrants be traded separately until we have filed with the SEC a Current Report on Form 8-K, which includes an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K, which includes this audited balance sheet upon the consummation of this offering. The audited balance sheet will reflect proceeds we receive from the exercise of the over-allotment option, if the over-allotment option is exercised prior to the filing of the Form 8-K.

Common Stock

Our stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering in accordance with the vote of the public stockholders owning a majority of the shares of our outstanding common stock. This voting arrangement shall not apply to shares included in units purchased in this offering or purchased following this offering in the open market by any of our existing stockholders, officers and directors. Additionally, our existing stockholders, officers and directors will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of our stockholders.

We will proceed with a business combination only if the public stockholders who own at least a majority of the shares of common stock sold in this offering vote in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise conversion rights discussed below.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

If we are forced to liquidate prior to a business combination, our public stockholders are entitled to share ratably in the trust fund, inclusive of any interest, and any net assets remaining available for distribution to them after payment of liabilities. Our existing stockholders have agreed to waive their rights to share in any distribution with respect to common stock owned by them prior to the offering if we are forced to liquidate.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust fund if they vote against the business combination and the business combination is approved and completed. Public stockholders who convert their stock into their share of the trust fund still have the right to exercise the warrants that they received as part of the units.

Preferred Stock

Our certificate of incorporation authorizes the issuance of 5,000,000 shares of blank check preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock, although the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust fund, or that votes as a class with the common stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

No warrants are currently outstanding. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the completion of a business combination; or

•	one year from the date of this prospectus.

The warrants will expire five years from the date of this prospectus at 5:00 p.m., New York City time.

We may call the warrants for redemption with the Representatives’ prior consent,

•	in whole and not in part;

•	at a price of $.01 per warrant at any time after the warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrantholder; and

•	if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrantholders.

The warrants will be issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

No fractional shares will be issued upon exercise of the warrants. However, we will pay to the warrantholder, in lieu of the issuance of any fractional share that is otherwise issuable to the warrantholder, an amount in cash based on the market value of the common stock on the last trading day prior to the exercise date.

Dividends

We have not paid any dividends on our common stock to date and do not intend to pay dividends prior to the completion of a business combination. The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent And Warrant Agent

The transfer agent for our securities and warrant agent for our warrants is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038.

Shares Eligible For Future Sale

Immediately after this offering, we will have 4,600,000 shares of common stock outstanding, or 5,140,000 shares if the underwriters’ over-allotment option is exercised in full. Of these shares, the 3,600,000 shares sold in this offering, or 4,140,000 shares if the over-allotment option is exercised, will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 1,000,000 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. None of those will be eligible for sale under Rule 144 prior to April 20, 2005. Notwithstanding this, all of those shares have been placed in escrow and will not be transferable for a period of three years from the date of this prospectus and will only be released prior to that date subject to certain limited exceptions. Additionally, all of our officers, directors, consultants and principal stockholders that own any of our securities (including warrants, options and common stock) as of the effective date of this prospectus have agreed that without the consent of the Representatives, under lock-up agreements, not to sell, transfer or otherwise dispose of any of such securities (or underlying securities) for a period of three (3) years from the effective date of this prospectus or any longer period required by the NASD, the Nasdaq Stock Market or any state.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, which will equal 46,000 shares immediately after this offering (or 51,400 if the underwriters exercise their over-allotment option); and

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

SEC Position on Rule 144 Sales

The Securities and Exchange Commission has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, would act as an “underwriter” under the Securities Act when reselling the securities of a blank check company. Accordingly, the Securities and Exchange Commission believes that those securities can be resold only through a registered offering and that Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of Rule 144.

Registration Rights

The holders of our 1,000,000 issued and outstanding shares of common stock on the date of this prospectus will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of this offering. The holders of the majority of these shares are entitled to make up to two demands that we register these shares. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

Indemnification Matters

Our certificate of incorporation provides for indemnification of agents including directors, officers and employees to the maximum extent allowed by Delaware law. Our certificate of incorporation requires indemnification of any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent if the Board of Directors (or other committee or entity empowered to make such a determination) formally determines that he acted in good faith and in a manner reasonably deemed consistent with, or not opposed to, our best interests. With respect to any criminal action or proceeding, the Board of Directors (or other committee or entity empowered to make such a determination) must formally determine that he had no reasonable cause to believe his conduct was unlawful. In the case of any action, suit or proceeding by or in the right of the Company, no indemnification shall be made if such person is determined to be liable to us, unless and only to the extent that the court in which such proceeding was brought determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that a director, officer, employee or agent has prevailed in defense of any such action, suit or proceeding, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him. The indemnification provided by our certificate of incorporation is not exclusive of any other rights to which those seeking indemnification may be entitled under any statute, bylaw, agreement, vote of uninvolved stockholders, directors or otherwise.

Our certificate of incorporation also provides that we may purchase and maintain insurance covering our directors, officers, employees and agents against any liability asserted against any of them and incurred by any of them, whether or not we would have the power to indemnify them against such liability under the provisions of our certificate of incorporation and applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Underwriting

In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which I-Bankers Securities and Newbridge Securities are acting as Representatives, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of units offered in this offering set forth opposite their respective names below:

Underwriters	Number of Units
Newbridge Securities Corporation	1,000,000
I-Bankers Securities Incorporated	700,000
Broadband Capital Management, LLC	700,000
Maxim Group, LLC	700,000
Kashner Davidson Securities Corporation	300,000
Viewtrade Securities, Inc.	100,000
Joseph Gunnar & Co., LLC	75,000
Bathgate Capital Partners, LLC	25,000

Total	3,600,000

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

All of our officers, directors, consultants and principal stockholders that own any of our securities (including warrants, options and common stock) as of the effective date of this prospectus have agreed that without the consent of the Representatives, under lock-up agreements, not to sell, transfer or otherwise dispose of any of such securities (or underlying securities) for a period of three (3) years from the effective date of this prospectus or any longer period required by the NASD, the Nasdaq Stock Market or any state.

State Blue Sky Information

We will offer and sell the units in certain European Union member states, Switzerland, and the United States. We will offer and sell the units to retail customers only in Colorado, Delaware, Florida, Hawaii, Illinois, Indiana, Maryland, New York, and Rhode Island. In New York and Hawaii, we have relied on exemptions from the state registration requirements for transactions between an issuer and an underwriter involving a firm-commitment underwritten offering. In the other states, we have applied to have the units registered for sale and will not sell the units in these states until such registration is effective. We also believe that the units, from and after the effective date, and the common stock and warrants comprising the units, once they become separately transferable, will be eligible for sale on a secondary market basis in each of the following states based upon the registration of the units, common stock and warrants in those states or the availability of an applicable exemption from the state’s registration requirements:

•	immediately in Colorado, Delaware, Florida, Georgia, Hawaii, Illinois, Indiana, Maryland, New York, Pennsylvania, Rhode Island, and Wisconsin;

•	commencing 90 days from the date of this prospectus in District of Columbia, Iowa, Maine, Missouri, Nevada, New Mexico; and

•	commencing 180 days from the date of this prospectus in Massachusetts.

Additionally, the units, from and after the effective date, and the common stock and warrants comprising the units, once they become separately transferable, will be eligible for sale on a secondary market basis in certain states based on exemptions from such states’ registration requirements as a result of the National Securities Markets Improvement Act of 1996. The National Securities Markets Improvement Act exempts from state registration requirements certain secondary market trading transactions for issuers that file periodic and annual reports under the Securities Exchange Act of 1934. However, under the act, the states are able to continue to require notice filings and collect fees with regard to these transactions. As of the date of this prospectus, we have not determined which states we will submit the required notice filing and applicable fee to in order to take advantage of this exemption.

We will amend this prospectus for the purpose of disclosing additional states, if any, in which our securities will be eligible for resale in the secondary trading market. If you are not an institutional investor, you may purchase our securities in this offering or in any subsequent trading market that may develop, only in the jurisdictions described above. Institutional investors in every state except in Idaho, Oregon, and South Dakota may purchase the units in this offering and in the secondary market pursuant to exemptions provided to such entities under the Blue Sky laws of various states. The definition of an “institutional investor” varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities.

Pricing Of Securities

We have been advised by the Representatives that the underwriters propose to offer the units to the public at the initial offering price set forth on the cover page of this prospectus. They may allow some dealers concessions not in excess of $0.27 per unit and the dealers may reallow a concession not in excess of $0.05 per unit to other dealers. After consummation of this offering, the offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Representatives.

Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between us and the Representatives. Factors considered in determining the prices and terms of the units, including the common stock and warrants underlying the units, include:

•	the history and prospects of companies whose principal business is the acquisition of other companies;

•	prior offerings of those companies;

•	our prospects for acquiring an operating business at attractive values;

•	our capital structure;

•	an assessment of our management and their experience in identifying operating companies in the IT security industry;

•	general conditions of the securities markets at the time of the offering; and

•	other factors as were deemed relevant.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since the underwriters are unable to compare our financial results and prospects with those of public companies operating in the same industry.

Over-Allotment Option

We have also granted to the underwriters an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase from us at the offering price, less underwriting discounts and the non-accountable expense allowance, up to an aggregate of 540,000 additional units for the sole purpose of covering over-allotments, if any. The over- allotment option will only be used to cover the net syndicate short position resulting from the initial distribution. The underwriters may exercise that option if the underwriters sell more units than the total number set forth in the table above. If any units underlying the option are purchased, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

Commissions And Discounts

The following table shows the public offering price, underwriting discount to be paid by us to the underwriters and the proceeds, before expenses, to us. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per unit	Without option	With option
Public offering price	$6.00	$21,600,000	$24,840,000
Discount	$0.39	$1,404,000	$1,614,600
Non Accountable expense allowance (1)	$0.18	$648,000	$648,000
Proceeds before expenses (2)	$5.43	$19,548,000	$22,577,400

(1)	The non-accountable expense allowance is not payable with respect to the units sold upon exercise of the underwriters’ over-allotment option.

(2)	The offering expenses are estimated at $362,800.

Purchase Option

We have agreed to sell to the Representatives, for $100, an option to purchase up to a total of 270,000 units. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the exercise price of the warrants shall be $6.65 per share. This option is exercisable at $7.50 per unit commencing on the later of the consummation of a business combination or one year from the date of this prospectus and expiring five years from the date of this prospectus. The option may not be sold, transferred, assigned, pledged or hypothecated for a period of one hundred eighty days from the effective date of the offering except to officers and partners of the Representatives and members of the selling group and or their officers and partners. The option grants to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the date of this prospectus with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. We will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.

Warrant Solicitation Fee

We have engaged I-Bankers Securities and Newbridge Securities, the Representatives, on a non-exclusive basis, as our agent for the solicitation of the exercise of the warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the SEC, we have agreed to pay the Representatives for bona fide services rendered a commission equal to 5% of the exercise price for each warrant exercised more than one year after the date of this prospectus if the exercise was solicited by the underwriters. In addition to soliciting, either orally or in writing, the exercise of the warrants, the Representatives’ services may also include disseminating information, either orally or in writing, to warrantholders about us or the market for our securities, and assisting in the processing of the exercise of warrants. No compensation will be paid to the Representatives upon the exercise of the warrants if:

•	the market price of the underlying shares of common stock is lower than the exercise price;

•	the holder of the warrants has not confirmed in writing that the underwriters solicited the exercise;

•	the warrants are held in a discretionary account;

•	the warrants are exercised in an unsolicited transaction; or

•	the arrangement to pay the commission is not disclosed in the prospectus provided to warrantholders at the time of exercise.

Regulatory Restrictions On Purchase Of Securities

Rules of the SEC may limit the ability of the underwriters to bid for or purchase our securities before the distribution of the securities is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•	Stabilizing Transactions. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of our securities, so long as stabilizing bids do not exceed a specified maximum.

•	Over-Allotments and Syndicate Coverage Transactions. The underwriters may create a short position in our securities by selling more of our securities than are set forth on the cover page of this prospectus. If the underwriters create a short position during the offering, the Representatives may engage in syndicate covering transactions by purchasing our securities in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

•	Penalty Bids. The Representatives may reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

Stabilization and syndicate covering transactions may cause the price of the securities to be higher than they would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the prices of the securities if it discourages resales of the securities.

Neither we nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the prices of the securities. These transactions may occur on the OTC Bulletin Board, in the over-the-counter market or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Other Terms

We have granted the Representatives the right to have its designee present at all meetings of our board of directors for a period of five years from the date of this prospectus. The designee will be entitled to the same notices and communications sent by us to our directors and to attend directors’ meetings, but will not have voting rights. The Representatives have not named a designee as of the date of this prospectus.

Although they are not obligated to do so, any of the underwriters may introduce us to potential target businesses or assist us in raising additional capital, as needs may arise in the future, but there are no preliminary agreements or understandings between any of the underwriters and any potential targets. We are not under any contractual obligation to engage any of the underwriters to provide any services for us after this offering, but if we do, we may pay the underwriters a finder’s fee that would be determined at that time in an arm’s length negotiation where the terms would be fair and reasonable to each of the interested parties; provided that no agreement will be entered into and no fee will be paid prior to the one year anniversary of the date of this prospectus.

All of our existing stockholders have agreed that, until July 25, 2007, they will not negotiate with or engage any investment banking firm or underwriter other than I-Bankers Securities or Newbridge Securities with respect to any public financing for any IT Security company with which they are affiliated.

Indemnification

We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in this respect.

Legal Matters

The validity of the securities offered in this prospectus are being passed upon for us by Jenkens & Gilchrist, a professional corporation. Dilworth Paxson LLP is acting as counsel for the underwriters in this offering.

Experts

The financial statements included in this prospectus and in the registration statement have been audited by Hein & Associates LLP, our independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere in this prospectus and in the registration statement. The financial statements and the report of Hein & Associates LLP are included in reliance upon their report given upon the authority of Hein & Associates LLP as experts in auditing and accounting.

Where You Can Find Additional Information

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

SAND HILL IT SECURITY ACQUISITION CORP.

(A Corporation in the Development Stage)

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Sand Hill IT Security Acquisition Corp.

We have audited the accompanying balance sheet of Sand Hill IT Security Acquisition Corp. ( a corporation in the development stage) as of April 20, 2004, and the related statement of operations, stockholders’ equity and cash flows for the period from April 15, 2004 (the inception date) to April 20, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sand Hill IT Security Acquisition Corp. as of April 20, 2004, and the results of its operations and changes in its stockholders’ equity and cash flows for the period from April 15, 2004 (inception) to April 20, 2004 in conformity with accounting principles generally accepted in the United States of America.

Hein & Associates LLP

Houston, Texas

April 20, 2004, except for Note 3, which is dated July 27, 2004

SAND HILL IT SECURITY ACQUISITION CORP.

(A Corporation in the Development Stage)

BALANCE SHEET

April 20, 2004

ASSETS
Current asset – cash	$25,000
Deferred offering costs	9,203

Total Assets	$34,203

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$13,953

Total Liabilities	$13,953

Stockholders’ Equity:
Preferred stock, $0.01 par value Authorized 5,000,000 shares; none issued	$—
Common stock, $0.01 par value
Authorized 50,000,000 shares
Issued and outstanding, 1,000,000 shares	10,000
Additional paid-in capital	15,000
Deficit accumulated during the development stage	(4,750)

Total Stockholders’ Equity	20,250

Total Liabilities and Stockholders’ Equity	$34,203

See accompanying notes to financial statements.

SAND HILL IT SECURITY ACQUISITION CORP.

(A Corporation in the Development Stage)

STATEMENT OF OPERATIONS

For the Period From April 15, 2004 (inception) to April 20, 2004

Formation and operating costs	$4,750

Net Loss	$4,750

Weighted Average Shares Outstanding	1,000,000

Net Loss Per Share	$0.00

See accompanying notes to financial statements.

SAND HILL IT SECURITY ACQUISITION CORP.

(A Corporation in the Development Stage)

STATEMENT OF STOCKHOLDERS’ EQUITY

For the Period From April 15, 2004 (inception) to April 20, 2004

	Common Stock		Additional Paid-In Capital	Deficit Accumulated During Development Stage	Stockholders’ Equity
	Shares	Amount
Common shares issued April 20, 2004 at $0.025 per share	1,000,000	$10,000	$15,000	$—	$25,000
Net loss	—	—	—	(4,750)	(4,750)

Balance at April 20, 2004	1,000,000	$10,000	$15,000	$(4,750)	$20,250

See accompanying notes to financial statements.

SAND HILL IT SECURITY ACQUISITION CORP.

(A Corporation in the Development Stage)

STATEMENT OF CASH FLOWS

For the Period From April 15, 2004 (inception) to April 20, 2004

CASH FLOW FROM OPERATING ACTIVITIES
Net loss	$(4,750)
Increase in accrued expenses	13,953

Net Cash provided by Operating Activities	9,203

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	25,000
Deferred costs of the proposed public offering	(9,203)

Net Cash Provided by Financing Activities	15,797

NET INCREASE IN CASH	25,000
CASH AT BEGINNING OF PERIOD	—

CASH AT END OF PERIOD	$25,000

See accompanying notes to financial statements.

SAND HILL IT SECURITY ACQUISITION CORP.

(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION, BUSINESS OPERATIONS

Sand Hill IT Security Acquisition Corp. (the “Company”) was incorporated in Delaware on April 15, 2004 as a blank check company whose objective is to merge or acquire an operating business that’s primary business in the IT Security industry.

The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering (“Proposed Offering”) which is discussed in Note 3. The Company’s management has broad discretion with respect to the specific application of the net proceeds of this Proposed Offering, although substantially all of the net proceeds of this Proposed Offering are intended to be generally applied toward consummating a merger with or acquisition of an operating business whose objective is to acquire or merge with an operating business that’s primary business is in the IT Security industry (“Business Combination”). There is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Proposed Offering, eighty-five percent (85%) of the gross proceeds will be held in a trust account (“Trust Fund”) and invested in U.S. government securities or other high-quality, short term interest-bearing investments, until the earlier of (i) the consummation of its first Business Combination or (ii) liquidation of the Company. The remaining proceeds, after payment of certain amounts to the underwriter, may be used to pay for business, legal and accounting due diligence on prospective mergers or acquisitions and continuing general and administrative expenses. The Company, after signing a definitive agreement for the merger with or acquisition of a target business, will submit such transaction for shareholder approval. In the event that stockholders’ owning 20% or more of the outstanding stock excluding, for this purpose, those persons who were stockholders immediately prior to the Proposed Offering, vote against the Business Combination, the Business Combination will not be consummated. All of the Company’s stockholders prior to the Proposed Offering, including all of the officers and directors of the Company (“Initial Stockholders”), have agreed to vote their founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (“Public Stockholders”) with respect to a Business Combination. After consummation of the Company’s first Business Combination, these voting safeguards no longer apply.

With respect to the first Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company redeem his or her shares. The per share redemption price will equal the amount in the Trust Fund as of the record date for determination of stockholders entitled to vote on the Business Combination divided by the number of shares of common stock held by Public Stockholders at the consummation of the Proposed Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek redemption of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Fund computed without regard to the shares held by Initial Stockholders.

The Company’s Certificate of Incorporation provides for the mandatory liquidation of the Company, without stockholder approval, in the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Proposed Offering, or 24 months from the consummation of the Proposed Offering if certain extension criteria have been satisfied. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Proposed Offering (assuming no value is attributed to the Warrants contained in the Units to be offered in the Proposed Offering as described in Note 3).

SAND HILL IT SECURITY ACQUISITION CORP.

(A Corporation in the Development Stage)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements include the accounts of the Company. The Company has not commenced operations effective April 20, 2004. All activity through April 20, 2004, is related to the Company’s formation and preparation of the proposed Offering. The Company has selected December 31 as its fiscal year end.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual amounts could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents. The Company’s policy is to limit the amount of credit exposure to any one financial institution and place investments with financial institutions evaluated as being creditworthy, or in short-term money market funds which are exposed to minimal interest rate and credit risk.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. At April 20, 2004, a deferred income tax asset relating to the Company’s net operating loss is offset by a full valuation allowance based upon a lack of earnings history for the Company.

Earnings per Common Share

Basic earnings per share (“EPS”) is computed by dividing net income applicable to common stock by the weighted average common shares outstanding during the period. Diluted EPS reflects the additional dilution for all potentially dilutive securities such as stock warrants.

Recently Issued Accounting Standards

In November 2002, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others” (Interpretation No. 45”). Interpretation No. 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair market value of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and measurement provisions of Interpretation No. 45 apply on a prospective basis to guarantees issued or modified after December 31, 2002. Interpretation No. 45 did not have an effect on the financial statements.

SAND HILL IT SECURITY ACQUISITION CORP.

(A Corporation in the Development Stage)

In January 2003, the Financial Accounting Standard Board (“FASB”) issued Interpretation No. 46 (FIN 46”), “Consolidation of Variable Interest Entities.” FIN 46 clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” and addresses consolidation by business enterprises of variable interest entities (more commonly known as Special Purpose Entities or SPE’s). In December 2003, FASB issued FIN No. 46R which replaced FIN 46 and clarified ARB 51. This interpretation provides guidance on how to identify a variable interest entity and determine when the assets, liabilities, non-controlling interests and results of operations of a variable interest entity should be consolidated by the primary beneficiary. The primary beneficiary is the enterprise that will absorb a majority of the variable interest entity’s expected losses or receive a majority of the expected residual returns as a result of holding variable interests. This FIN requires the consolidation of results of variable interest entities in which the Company is the primary beneficiary of the variable interest entity. As of December 31, 2003, the Company did not own an interest in a variable interest entity that met the consolidation requirements and as such the adoption of FIN No. 46R did not have any effect on the financial condition, results of operations, or liquidity of the Company. Interests in entities acquired or created after December 31, 2003 will be evaluated based on FIN No. 46R criteria and consolidated, if required.

In December 2002, the FASB issued Statement No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure”, an amendment of FASB Statement No. 123 (“SFAS 148”). SFAS 148 amends FASB Statement No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. Finally, this Statement amends Accounting Principles Board (“APB”) Opinion No. 28, “Interim No. 28, “Interim Financial Reporting”, to require disclosure about those effects in interim financial information. SFAS 148 is effective for financial statements for fiscal years ending after December 15, 2002. SFAS 148 did not have an effect on the financial statements.

In May, 2003, the FASB issued Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). SFAS 150 requires an issuer to classify certain financial instruments, such as mandatorily redeemable shares and obligations to repurchase the issuer’s equity shares, as liabilities. The guidance is effective for financial instruments entered into or modified subsequent to May 31, 2003, and otherwise is effective at the beginning of the first interim period after June 15, 2003. SFAS 150 did not have a material impact on the financial condition or results of operations.

3. PROPOSED PUBLIC OFFERING

The Proposed Offering calls for the Company to offer for public sale 3,600,000 units (“Units”). Each Unit consists of one share of the Company’s common stock, $0.01 par value, and two Redeemable Common Stock Purchase Warrants (“Warrants”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing on the later of the completion of a Business Combination or one year from the effective date of the Proposed Offering and expiring five years from the date of the prospectus. The Warrants will be redeemable by the Company at a price of $0.01 per Warrant upon 30 days’ notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of the redemption is given.

4. DEFERRED OFFERING COSTS

Deferred offering costs consist principally of legal and other offering expenses incurred through the balance sheet date that are related to the Proposed Offering and that will be charged to capital upon receipt of the capital raised.

SAND HILL IT SECURITY ACQUISITION CORP.

(A Corporation in the Development Stage)

5. NOTES PAYABLE

Sand Hill Security, LLC, an affiliate of Mr. Polanen, has entered into a revolving credit agreement with us in the amount of $60,000. Advances under the credit facility will be used to pay a portion of the expenses of this offering referenced in the line item above for SEC registration fee, NASD registration fee and legal fees and expenses. The loan will be payable without interest on the later of July 31, 2004, or the consummation of this offering. The loan will be repaid out of the net proceeds of this offering.

6. COMMITMENT

The Company presently occupies office space provided by an affiliate of an Initial Stockholder. Such affiliate has agreed that, until the acquisition of a target business by the Company, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $7,500 per month for such services commencing on the effective date of the Proposed Offering.

7. PREFERRED STOCK

The Company is authorized to issue 5,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

Until September 9, 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful. The delivery of this prospectus will not, under any circumstances, create any implication that the information is correct as of any time subsequent to the date of this prospectus.

$21,600,000

Sand Hill IT Security

Acquisition Corp.

3,600,000 Units

PROSPECTUS

I-Bankers Securities Incorporated

Newbridge Securities Corporation

July 27, 2004